Exhibit 99.1

Global Partners LP Reports $2.1 Million in Net Income for the Third Quarter of 2009

Gross Profit Improves 13% to $29.3 Million

WALTHAM, Mass.--(BUSINESS WIRE)--November 5, 2009--Global Partners LP (NYSE:GLP) today reported financial results for the quarter ended September 30, 2009.

Net income for the third quarter of 2009 was $2.1 million, or $0.15 per diluted limited partner unit, compared with net income of $1.0 million, or $0.07 per diluted limited partner unit, for the same period in 2008. The Partnership had approximately 13.3 million diluted weighted average limited partner units outstanding for the three months ended September 30, 2009 and 13.1 million diluted weighted average limited partner units outstanding for the comparable quarter in 2008.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the three months ended September 30, 2009 was $10.0 million, compared with $10.1 million for the same period in 2008.

Distributable cash flow for the third quarter of 2009 increased 20% to $5.0 million, compared with $4.2 million for the comparable quarter in 2008.

“Margin gains in our wholesale and commercial product segments helped to drive a 13% increase in gross profit in the third quarter,” said Eric Slifka, president and chief executive officer of Global Partners. “We continued to enhance margins through initiatives at our rack locations and storage terminals.”

Sales for the third quarter of 2009 decreased to $1.3 billion from $2.3 billion for the same period in 2008 due to lower refined petroleum product prices this year compared with last year. Wholesale segment sales were $1.2 billion, or 94% of total sales, for the third quarter of 2009, compared with $2.2 billion, or 96% of total sales, for the third quarter of 2008. Commercial segment sales were $77.6 million, or 6% of total sales, for the third quarter of 2009, compared with $102.1 million, or 4% of total sales, for the third quarter of 2008.

Combined product volume totaled 697.7 million gallons in the third quarter of 2009, compared with 751.6 million gallons in the third quarter of 2008. Wholesale segment volume decreased 9% to 651.0 million gallons from 713.2 million gallons for the same period last year. Commercial segment volume increased 22% to 46.7 million gallons from 38.4 million gallons for the same period last year.

“Although we experienced slightly lower wholesale volumes year-over-year in the third quarter, we were pleased with the strong performance from our commercial business,” Slifka said.

Combined gross profit improved 13% to $29.3 million in the third quarter of 2009 from $25.9 million for the same period in 2008. Within Global Partners’ wholesale segment, the net product margin for distillates increased 29% to $15.5 million in the third quarter of 2009 from $12.0 million in the year-earlier period. Wholesale gasoline net product margin decreased 19% to $11.0 million in the third quarter of 2009 from $13.6 million in the comparable period of 2008. Wholesale residual oil net product margin increased to $1.8 million in the third quarter of 2009 from $0.4 million in the third quarter of 2008.

Financial Results for the Nine Months Ended September 30, 2009 and 2008

Net income for the nine months ended September 30, 2009 was $21.9 million, or $1.60 per diluted limited partner unit, compared with net income of $8.4 million, or $0.62 per diluted limited partner unit, for the same period in 2008. The Partnership had approximately 13.3 million and 13.1 million diluted weighted average limited partner units outstanding for the nine months ended September 30, 2009 and 2008, respectively.

EBITDA for the nine months ended September 30, 2009 increased 30% to $45.9 million, compared with $35.3 million for the same period in 2008.

Distributable cash flow for the first nine months of 2009 increased 66% to $30.3 million, compared with $18.2 million for the comparable period in 2008.

EBITDA and distributable cash flow are non-GAAP (Generally Accepted Accounting Principles) financial measures, which are explained in greater detail below under “Use of Non-GAAP Financial Measures.” Please refer to Financial Reconciliations included in this news release for reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures for the three and nine months ended September 30, 2009 and 2008.

Sales for the nine months ended September 30, 2009 decreased to $4.1 billion compared with $7.3 billion for the same period in 2008 due to lower refined petroleum product prices. Wholesale segment sales were $3.9 billion, or 94% of total sales, for the first nine months of 2009, compared with $7.0 billion, or 96% of total sales, for the same period of 2008. Commercial segment sales were $260.7 million, or 6% of total sales, for the first nine months of 2009, compared with $331.5 million, or 4% of total sales, for the same period of 2008.

Combined product volume was 2.5 billion gallons through the first nine months of 2009, unchanged from the same period of 2008. Wholesale segment volume was 2.4 billion gallons through September 30, 2009, flat compared with same period of 2008. Commercial segment volume increased 18% to 168.0 million gallons for the nine-month period of 2009, compared with 142.0 million gallons for the first nine months of 2008.

Combined gross profit increased 28% to $107.8 million for the first nine months of 2009 from $84.2 million for the same period in 2008. Within Global Partners’ wholesale segment, the net product margin for distillates increased 41% to $62.8 million from $44.4 million in the year-earlier period. Wholesale gasoline net product margin rose 7% to $34.9 million for the first nine months of 2009 from $32.5 million in the comparable period of 2008. Wholesale residual oil net product margin decreased to $6.9 million for the first nine months of 2009 from $7.5 million for the same period of 2008.

Recent Developments

  As previously announced, the Board of Directors of Global Partners’ general partner, Global GP LLC, declared a quarterly cash distribution of $0.4875 per unit ($1.95 per unit on an annualized basis) on all of its outstanding common and subordinated units for the period from July 1 through September 30, 2009. The distribution will be paid November 13, 2009 to unitholders of record as of the close of business November 4, 2009.
  The Partnership has filed a definitive proxy statement with the Securities Exchange Commission ("SEC") in connection with a proposal to amend its partnership agreement. The definitive proxy materials will be mailed to unitholders of record as of November 5, 2009. BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO SUCH PROPOSAL, UNITHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. Unitholders may obtain a free-of-charge copy of the proxy statement and other relevant documents filed with the SEC from the SEC’s web site at www.sec.gov.
  Global Partners launched an offshore bunkering service off the coast of Boston. The Partnership began offering around-the-clock refueling via a 3,000 metric ton barge that provides a cost-effective refueling option for the hundreds of cargo and container ships that travel through and around the Port of Boston annually.
  The Federal Trade Commission (FTC) has initiated a review of Global Partners’ planned purchase of three refined petroleum terminals from Warex Terminals Corp. As a result of the FTC review, the transaction will not be completed in 2009. The transaction remains subject to the FTC review, receipt of certain regulatory approvals and various other customary closing conditions.
  Global Partners received BQ-9000 marketer certification from the National Biodiesel Board. BQ-9000 certification, which followed an independent audit, is a quality assurance program that evaluates biodiesel standards as well as a company’s storage, sampling, testing, blending, shipping, distribution, and fuel management practices. The designation ensures Global’s control standards have passed the National Biodiesel Accreditation Program’s rigorous review and inspections process.

Business Outlook

“Through the first nine months of 2009, we have delivered solid results for unitholders across all of our key earnings metrics, and we have positioned the company for a strong year,” Slifka said. “The margin growth we have seen in both our wholesale and commercial businesses underscores our ability to enhance the value of our terminal assets as we further broaden our product mix. We are optimistic about our ability to build on that financial and operational success in the quarters ahead.”

Financial Results Conference Call

Management will review Global Partners’ third-quarter 2009 financial results in a teleconference call for analysts and investors today.

Time:	10:00 a.m. ET

Dial-in numbers:	(877) 407-5790 (U.S. and Canada)
(201) 689-8328 (International)

The call also will be webcast live and archived on the Global Partners’ website, www.globalp.com.

Use of Non-GAAP Financial Measures

EBITDA

EBITDA is a non-GAAP financial measure used as a supplemental financial measure by management and external users of Global Partners’ consolidated financial statements, such as investors, commercial banks and research analysts, to assess the Partnership’s:

  compliance with certain financial covenants included in its debt agreements;
  financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  ability to generate cash sufficient to pay interest on its indebtedness and to make distributions to its partners;
  operating performance and return on invested capital as compared to those of other companies in the wholesale, marketing and distribution of refined petroleum products, without regard to financing methods and capital structure; and
  the viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

EBITDA should not be considered as an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA excludes some, but not all, items that affect net income, and this measure may vary among other companies. Therefore, EBITDA may not be comparable to similarly titled measures of other companies.

Distributable Cash Flow

Distributable cash flow is an important non-GAAP financial measure for Global Partners’ limited partners since it serves as an indicator of the Partnership’s success in providing a cash return on their investment. Distributable cash flow means the Partnership’s net income plus depreciation and amortization less its maintenance capital expenditures. Specifically, this financial measure indicates to investors whether or not the Partnership has generated sufficient earnings on a current or historic level that can sustain or support an increase in its quarterly cash distribution. Distributable cash flow is a quantitative standard used by the investment community with respect to publicly traded partnerships. Distributable cash flow should not be considered as an alternative to net income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, Global Partners’ distributable cash flow may not be comparable to distributable cash flow or similarly titled measures of other companies.

About Global Partners LP

Global Partners LP, a publicly traded master limited partnership based in Waltham, Massachusetts, owns, controls and has access to one of the largest terminal networks of refined petroleum products in the Northeast. The Partnership is one of the largest wholesale distributors of gasoline, distillates (such as home heating oil, diesel and kerosene) and residual oil to wholesalers, retailers and commercial customers in the region. Global Partners LP, a FORTUNE 500® company, trades on the New York Stock Exchange under the ticker symbol “GLP.” For additional information, please visit www.globalp.com.

Forward-looking Statements

This news release contains certain “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements are identified as any statements that do not relate strictly to historical or current facts and can generally be identified by the use of forward-looking terminology including “will,” “may,” “believe,” “expect,” “anticipate,” “estimate,” “continue” or other similar words. Such statements may discuss business prospects, goals, new developments and future expectations or contain projections of results of operations, financial condition and Global Partners LP’s ability to make distributions to unitholders. These statements are not guarantees of performance. Although Global Partners LP believes these forward-looking statements are based on reasonable assumptions, statements made regarding future results are subject to a number of assumptions, uncertainties and risks, many of which are beyond the control of Global Partners LP, which may cause actual results to be materially different from the forward-looking statements contained in this news release. For specific risks and uncertainties that could cause actual results to differ materially from forward-looking statements, please refer to Global Partners LP’s Annual Report on Form 10-K for the year ended December 31, 2008, Form 10-Q for the quarter ended June 30, 2009 and subsequent filings the Partnership makes with the Securities and Exchange Commission. All forward-looking statements included in this news release and all subsequent written or oral forward-looking statements attributable to Global Partners LP or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The forward-looking statements speak only as of the date made, and Global Partners LP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The financial statements and financial information presented below reflect the operations of Global Partners LP.

GLOBAL PARTNERS LP
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Sales	$1,285,331	$2,272,079	$4,119,435	$7,290,780
Cost of sales	1,256,058	2,246,151	4,011,659	7,206,563
Gross profit	29,273	25,928	107,776	84,217

Costs and operating expenses:
Selling, general and administrative expenses	13,859	10,457	45,233	31,712
Operating expenses	8,666	8,429	26,278	26,225
Amortization expenses	747	738	2,350	2,199
Total costs and operating expenses	23,272	19,624	73,861	60,136

Operating income	6,001	6,304	33,915	24,081

Interest expense	(3,742)	(5,297)	(10,940)	(15,414)

Income before income tax expense	2,259	1,007	22,975	8,667

Income tax expense	(200)	-	(1,075)	(295)

Net income	2,059	1,007	21,900	8,372

Less: General partner's interest in net income, including incentive distribution rights
	(86)	(67)	(529)	(294)

Limited partners' interest in net income	$1,973	$940	$21,371	$8,078

Basic net income per limited partner unit(1)	$0.15	$0.07	$1.64	$0.62

Diluted net income per limited partner unit(1)	$0.15	$0.07	$1.60	$0.62

Basic weighted average limited partner units outstanding	12,979	13,071	13,037	13,071

Diluted weighted average limited partner units outstanding	13,304	13,071	13,334	13,071

(1) On January 1, 2009, the Partnership adopted guidance issued by the Financial Accounting Standards Board to the calculation of earnings per unit. This guidance provides that net income for the current period is to be reduced by the amount of available cash that will be distributed with respect to that period for purposes of calculating net income per unit. Any residual amount representing undistributed net income (or losses) is assumed to be allocated to the ownership interests in accordance with the contractual provisions of the partnership agreement. Under the Partnership's partnership agreement, for any quarterly period, the incentive distribution rights ("IDRs") participate in net income only to the extent of the amount of cash distributions actually declared, thereby excluding the IDRs from participating in the Partnership's undistributed net income or loss. Accordingly, the Partnership's undistributed net income is assumed to be allocated to the limited partners' interest and to the general partner's interest. The Partnership adopted this guidance on a retroactive basis which had an immaterial impact on the limited partners' interest in net income and net income per limited partner unit (basic and diluted) for the three and nine months ended September 30, 2008.

GLOBAL PARTNERS LP
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30,	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$684	$945
Accounts receivable, net	195,544	249,418
Accounts receivable - affiliates	4,721	2,518
Inventories	420,301	240,346
Brokerage margin deposits	5	8,991
Fair value of forward fixed price contracts	4,063	161,787
Prepaid expenses and other current assets	35,733	29,302
Total current assets	661,051	693,307

Property and equipment, net	161,208	161,988
Intangible assets, net	29,193	31,403
Other assets	2,800	2,564

Total assets	$854,252	$889,262

Liabilities and partners' equity
Current liabilities:
Accounts payable	$165,745	$219,783
Working capital revolving credit facility - current portion	113,497	208,210
Environmental liabilities - current portion	3,296	4,191
Accrued expenses and other current liabilities	65,303	54,054
Income taxes payable	48	520
Obligations on forward fixed price contracts	12,254	7,954
Total current liabilities	360,143	494,712

Working capital revolving credit facility - less current portion	254,203	154,090
Acquisition facility	71,200	71,200
Environmental liabilities - less current portion	2,280	2,377
Accrued pension benefit cost	7,440	8,853
Deferred compensation	1,796	1,663
Other long-term liabilities	9,871	12,899
Total liabilities	706,933	745,794

Partners' equity	147,319	143,468

Total liabilities and partners' equity	$854,252	$889,262

GLOBAL PARTNERS LP
FINANCIAL RECONCILIATIONS
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Reconciliation of net income to EBITDA
Net income	$2,059	$1,007	$21,900	$8,372
Depreciation and amortization and amortization of deferred financing fees	3,979	3,749	12,017	11,241
Interest expense	3,742	5,297	10,940	15,414
Income tax expense	200	-	1,075	295
EBITDA	$9,980	$10,053	$45,932	$35,322

Reconciliation of cash flow provided by operating activities to EBITDA
Cash flow provided by operating activities	$5,597	$60,097	$25,778	$54,124
Net changes in operating assets and liabilities and certain non-cash items	441	(55,341)	8,139	(34,511)
Interest expense	3,742	5,297	10,940	15,414
Income tax expense	200	-	1,075	295
EBITDA	$9,980	$10,053	$45,932	$35,322

Reconciliation of net income to distributable cash flow
Net income	$2,059	$1,007	$21,900	$8,372
Depreciation and amortization and amortization of deferred financing fees	3,979	3,749	12,017	11,241
Maintenance capital expenditures	(1,060)	(605)	(3,655)	(1,405)
Distributable cash flow	$4,978	$4,151	$30,262	$18,208

Reconciliation of cash flow provided by operating activities to distributable cash flow

Cash flow provided by operating activities	$5,597	$60,097	$25,778	$54,124
Net change in operating assets and liabilities and certain non-cash items	441	(55,341)	8,139	(34,511)
Maintenance capital expenditures	(1,060)	(605)	(3,655)	(1,405)
Distributable cash flow	$4,978	$4,151	$30,262	$18,208

CONTACT:
Global Partners LP
Thomas J. Hollister, 781-894-8800
Chief Operating Officer and
Chief Financial Officer
or
Global Partners LP
Edward J. Faneuil, 781-894-8800
Executive Vice President,
General Counsel and Secretary